[GRAPHIC OMITTED]


WRC Media, Inc.
512 Seventh Avenue
21st Floor
New York, NY  10016

CONTACT:  Michele Norris
          WRC Media Inc.
          908-654-3891

For Immediate Release

               WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION
                   PUBLISHER, REPORTS FIRST QUARTER EARNINGS

May 15, 2000 - WRC Media Inc. (the "Company") announced results for the first quarter ended March 31, 2000, its first full quarter since its acquisition of Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc. in November 1999.

Net sales for the first quarter of 2000 increased $1.7 million, or 3.8%, to $48.4 million from $46.7 million for the same period in 1999 (calculated on a pro forma basis to include the results of CompassLearning, Inc., which WRC Media Inc. acquired in July 1999, and Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc.). At American Guidance Service, Inc., sales increased $1.2 million, or 11.2%, to $11.9 million for the first quarter of 2000 from $10.7 million for the same period in 1999 due to higher sales of both new and revised testing assessment material and textbooks. At World Almanac Education Group, Inc., sales increased by $1.7 million, or 14.7%, to $13.3 million for the first quarter of 2000 from $11.6 million for the same period in 1999 as a result of increased catalog and telemarketing sales at World Almanac Education Library Services and Gareth Stevens, Inc. These increases were offset by a slight decrease in sales at Weekly Reader Corporation of $0.3 million, or 2.8%, to $10.5 million for the first quarter of 2000 from $10.8 million for the same period in 1999 primarily as a result of softness in licensing sales and lower subscription sales due to the timing of shipment of certain issues. CompassLearning, Inc. sales also decreased $0.9 million, or 6.6%, to $12.7 million for the first quarter of 2000 from $13.6 million for the same period in 1999 as a result of an anticipated erosion of service-related revenue streams supporting older software versions and a decrease in hardware sales consistent with the Company's strategy to reduce the hardware business and focus on its core products.

WRC Media Inc.'s EBITDA, adjusted for non-recurring items, decreased by $1.3 million, or 16.7%, to $6.5 million for the first quarter of 2000 from $7.8 million for the same period in 1999 (calculated on a pro forma basis to include the results of CompassLearning, Inc., Weekly Reader Corporation,
World Almanac Education Group, Inc. and American Guidance Service, Inc.). This


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decrease was primarily due to continuing investment in sales and marketing efforts and the timing of certain research and development expenses at CompassLearning, Inc. and increased investment in international sales efforts at WRC Media Inc., all of which were provided for in WRC Media Inc.'s budget for its current fiscal year.

As of March 31, 2000, WRC Media Inc.'s cash balance was $4.6 million and its consolidated debt was $278.0 million. During the first quarter of 2000, WRC Media Inc. made scheduled principal payments of $0.6 million on its senior credit facilities and borrowed $2.0 million under its revolving credit facility. Capital expenditures for the first quarter of 2000 were $1.4 million.

WRC Media Inc., a publishing and media company, creates and distributes innovative quality supplementary educational materials for use in schools, technology software, testing materials, reference products and teacher materials, and appropriate products for the home and library market. WRC Media Inc. has four principal operating subsidiaries.

CompassLearning, Inc. is a leading provider of electronically delivered instruction and assessment with over 7,000 hours of instruction and an installed base of over 20,000 schools. Weekly Reader Corporation publishes Weekly Reader periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek, published for middle and high school students.

World Almanac Education Group, Inc. publishes the World Almanac, Facts on File, Gareth Stevens and Funk and Wagnalls and has a large subscriber base of many school, public, and private libraries.

American Guidance Service, Inc. is a leader in individually administered assessments to evaluate learner traits and publishes a variety of high-interest, low reading-level instructional products.

Information in this press release contains forward-looking statements based on current expectations that involve a number of risks, uncertainties, and assumptions. Such forward-looking statements are not guarantees of future performance. Important factors that may cause actual outcomes and results to differ materially from what is expressed in such forward-looking statements are difficult to predict, and include but are not limited to: leverage and debt service; restrictive covenants on debt instruments; a history of losses at CompassLearning; no prior operations as an independent company; ability to implement the business plan; increases in paper and postage costs; customer purchasing power and dependence on various sources of government funding; ability to successfully compete; seasonality; dependence on intellectual property; dependence on key management and highly skilled personnel; ownership of the Company which may conflict with the interests of the holders of the notes; the operating units' ability to introduce new products, product extensions and enhancements; the level of future cash flow, debt levels, and capital expenditures and pre-publication cost investment.


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                                            WRC Media Inc.
                                       For the three months ended
                                         ($ amounts in millions)

                                      Actual               Increase/(Decrease)
                               ----------------------    ----------------------
                               3/31/1999    3/31/2000       $              %
                               ---------    --------     -------       --------

Revenue
   Weekly Reader                 10.8          10.5        (0.3)         -2.8%
   American Guidance Service     10.7          11.9         1.2          11.2%
   World Almanac Education       11.6          13.3         1.7          14.7%
   Compass Learning              13.6          12.7        (0.9)         -6.8%
-------------------------------------------------------------------------------
Total Revenue                    46.7          48.4         1.7           3.8%

Costs and Expenses               43.9          51.2         7.3          16.7%
---------------------------------------------------      -------       -------
Operating Income/(Loss)           2.8          -2.8        (5.6)       -201.4%

Interest Expense                  4.6           8.4         3.8          81.5%
Other, Net (Income)/Exp           0.2          -0.1        (0.3)       -128.0%
Income Taxes                      0.0           0.5         0.5             -
---------------------------------------------------      -------       -------
Net Loss                         -2.0         -11.6        (9.6)       -479.2%

EBITDA
   Operating Income               2.8          -2.8        (5.6)       -201.4%
   Depreciation and Amortization  4.8           9.3         4.5          93.2%
   Other, Net (Income)/Exp        0.2          -0.1        (0.3)       -128.0%
---------------------------------------------------      -------       -------
EBITDA                            7.4           6.5        (0.9)        -12.5%

Adjusted EBITDA*                  7.8           6.5        (1.3)        -16.7%


* Adjusted for non-recurring items.